Exhibit 99.2
AGTB Private BDC Consolidated Statement of Assets and Liabilities
(Amounts in thousands, except share and per share amounts)

September 30, 2022
(Unaudited)
Assets
Investments at fair value:
Non-controlled/non-affiliated investments at fair value (amortized cost of $520,535)	$520,830
Non-controlled/affiliated investments at fair value (amortized cost of $17,785)	17,785
Cash	71,479
Deferred financing costs	3,225
Interest receivable	2,468
Deferred offering costs	446
Total assets	$616,233
Liabilities
Debt (Note 5)	$306,900
Interest payable	1,476
Income incentive fee payable	649
Capital gains incentive fee payable	46
Management fees payable	682
Accrued expenses and other liabilities payable to affiliate	634
Deferred income	501
Due to affiliate	145
Total liabilities	311,033
Commitments and contingencies (Note 7)
Net assets
Common shares $0.001 par value, unlimited shares authorized; 12,012,698 shares issued and outstanding	$12
Additional paid-in-capital	300,784
Total distributable earnings (loss)	4,404
Total net assets	305,200
Total liabilities and net assets	$616,233
Net asset value per share	$25.41

AGTB Private BDC
Consolidated Statements of Operations
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30, 2022	Period from January 27, 2022 (Inception) to September 30, 2022
Investment income
Investment income from non-controlled, non-affiliated investments:
Interest	$6,997	$7,294
Other	1,929	2,347
Total investment income from non-controlled, non-affiliated investments:	8,926	9,641
Total investment income	8,926	9,641
Expenses
Interest	$2,015	$2,119
Management fees	682	856
Income incentive fees	649	649
Capital gains incentive fees	46	46
Administrative fees(1)	240	495
Organizational costs	—	381
Other	340	378
Offering costs	144	204
Accounting fees	129	201
Insurance fees	91	173
Directors' fees	45	97
Professional fees	193	209
Total net expenses	4,574	5,808
Net investment income (loss)	4,352	3,833
Net realized and unrealized gain (loss) on investment transactions
Net realized gain (loss) on investment transactions:
Non-controlled, non-affiliated investments	72	72
Net change in unrealized gain (loss) on investment transactions:
Non-controlled, non-affiliated investments	301	295
Total net realized and unrealized gain (loss) on investment transactions	373	367
Net increase (decrease) in net assets resulting from operations	$4,725	$4,200
Net investment income (loss) per share - basic and diluted	$0.48	$0.84
Earnings (loss) per share - basic and diluted	$0.53	$0.92
Weighted average shares outstanding - basic and diluted	8,981,057	4,578,943
(1)Refer to Note 6 - Agreements and Related Party Transactions

AGTB Private BDC
Consolidated Statements of Changes in Net Assets
(Amounts in thousands, except share amounts)
(Unaudited)

	Three Months Ended September 30, 2022	Period from January 27, 2022 (Inception) to September 30, 2022
Increase (decrease) in net assets resulting from operations
Net investment income (loss)	$4,352	$3,833
Net change in realized gain (loss)	72	72
Net change in unrealized gain (loss)	301	295
Net increase (decrease) in net assets resulting from operations	4,725	4,200
Capital share transactions
Issuance of common shares	126,000	301,000
Net increase (decrease) in net assets resulting from capital share transactions	126,000	301,000
Total increase (decreases) in net assets	130,725	305,200
Net assets, at beginning of period	174,475	—
Net assets, at end of period	$305,200	$305,200

Capital share activity
Shares issued	5,012,698	12,012,698
Net increase in shares outstanding	5,012,698	12,012,698

AGTB Private BDC
Consolidated Statement of Cash Flows
(Amounts in thousands)
(Unaudited)

Period from January 27, 2022 (Inception) to September 30, 2022
Cash flows from operating activities
Net increase (decrease) in net assets resulting from operations	$4,200
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash used in operating activities:
Net realized (gain) loss on investments	(72)
Net change in unrealized (appreciation) depreciation on investments	(295)
Net accretion on debt instruments	(377)
Net paydown gain on debt instruments	(167)
Purchases and drawdowns of investments	(573,964)
Proceeds from sales and paydowns of investments	36,260
Amortization of deferred financing costs	297
Amortization of deferred offering costs	204
Change in operating assets and liabilities:
(Increase) decrease in interest receivable	(2,468)
Increase (decrease) in interest payable	1,476
Increase (decrease) in income incentive fees payable	649
Increase (decrease) in capital gains incentive fees payable	46
Increase (decrease) in management fees payable	682
Increase (decrease) in accrued expenses and other liabilities payable to affiliate	634
Increase (decrease) in deferred income	501
Increase (decrease) in due to affiliate	145
Net cash used in operating activities	(532,249)
Cash flows from financing activities
Proceeds from issuance of common shares	301,000
Borrowings on debt	415,200
Payments on debt	(108,300)
Payments for deferred financing costs	(3,522)
Payments for deferred offering costs	(650)
Net cash provided by (used in) financing activities	603,728
Net change in cash	71,479
Cash
Cash, beginning of period	—
Cash, end of period	$71,479

Supplemental and non-cash information
Cash paid during the period for interest	$346

AGTB Private BDC
Consolidated Schedule of Investments
As of September 30, 2022
(Amounts in thousands)
(Unaudited)

Company(1)(2)	Investment	Reference Rate and Spread	Interest Rate	Maturity Date	Principal/ Par Amount(3)	Amortized Cost(4)	Fair Value	Percentage of Net Assets
Investments
Non-controlled/non-affiliated senior secured debt (5)
Air freight and logistics
Load One Purchaser Corporation (6)	First lien senior secured delayed draw term loan	S + 6.00%	9.81%	6/21/2024	$6,080	$(108)	$(106)	(0.03)%
Load One Purchaser Corporation	First lien senior secured revolving loan	S + 6.00%	9.81%	6/21/2028	3,482	282	288	0.09%
Load One Purchaser Corporation	First lien senior secured term loan	S + 6.00%	9.81%	6/21/2028	13,511	13,247	13,275	4.35%
Zipline Logistics, LLC (6)	First lien senior secured delayed draw term loan	S + 5.75%	9.46%	9/19/2027	4,527	(90)	(90)	(0.03)%
Zipline Logistics, LLC (6)	First lien senior secured revolving loan	S + 5.75%	9.46%	9/17/2027	1,687	(34)	(34)	(0.01)%
Zipline Logistics, LLC	First lien senior secured term loan	S + 5.75%	9.46%	9/19/2027	6,941	6,803	6,803	2.23%
						20,100	20,136	6.60%
Auto components
Raneys, LLC (6)	First lien senior secured revolving loan	S + 5.75%	9.56%	6/7/2027	$1,522	$(29)	$(26)	(0.01)%
Raneys, LLC	First lien senior secured term loan	S + 5.75%	9.56%	6/7/2027	6,656	6,530	6,540	2.14%
						6,501	6,514	2.13%
Chemicals
Custom Agronomics Holdings, LLC (6)	First lien senior secured revolving loan	S + 6.50%	10.01%	8/30/2027	$2,312	$(45)	$(45)	(0.01)%
Custom Agronomics Holdings, LLC	First lien senior secured term loan	S + 6.50%	10.01%	8/30/2027	3,940	3,861	3,862	1.27%
						3,816	3,817	1.26%
Commercial services and supplies
Industrial Air Flow Dynamics, Inc. (6)	First lien senior secured revolving loan	S + 6.25%	9.95%	8/5/2028	$2,537	$(49)	$(49)	(0.02)%
Industrial Air Flow Dynamics, Inc.	First lien senior secured term loan	S + 6.25%	9.95%	8/5/2028	17,801	17,451	17,453	5.72%
						17,402	17,404	5.70%
Construction and engineering
Ironhorse Purchaser, LLC (6)	First lien senior secured delayed draw term loan	S + 6.50%	10.31%	9/30/2024	$10,069	$(101)	$(101)	(0.03)%
Ironhorse Purchaser, LLC	First lien senior secured revolving loan	S + 6.50%	10.31%	9/30/2027	4,506	518	518	0.17%
Ironhorse Purchaser, LLC	First lien senior secured term loan	S + 6.50%	10.31%	9/30/2027	35,392	35,041	35,036	11.48%
						35,458	35,453	11.62%
Containers and packaging
Sixarp, LLC (6)	First lien senior secured delayed draw term loan	S + 5.50%	8.66%	8/5/2024	$3,180	$(60)	$(60)	(0.02)%
Sixarp, LLC (6)	First lien senior secured revolving loan	S + 5.50%	8.66%	8/5/2027	3,732	(72)	(72)	(0.02)%
Sixarp, LLC	First lien senior secured term loan	S + 5.50%	8.66%	8/5/2027	19,875	19,482	19,485	6.38%
						19,350	19,353	6.34%
Diversified consumer services
ACES Intermediate, LLC (6)	First lien senior secured revolving loan	S + 5.50%	8.29%	7/27/2027	$6,964	$(134)	$(134)	(0.04)%
ACES Intermediate, LLC	First lien senior secured term loan	S + 5.50%	8.29%	7/27/2027	31,455	30,834	30,834	10.10%

AGTB Private BDC
Consolidated Schedule of Investments
As of September 30, 2022
(Amounts in thousands)
(Unaudited)

Company(1)(2)	Investment	Reference Rate and Spread	Interest Rate	Maturity Date	Principal/ Par Amount(3)	Amortized Cost(4)	Fair Value	Percentage of Net Assets
Yard-Nique, Inc (6)	First lien senior secured delayed draw term loan	S + 5.00%	8.71%	8/3/2024	6,086	(83)	(83)	(0.03)%
Yard-Nique, Inc	First lien senior secured revolving loan	S + 5.00%	8.71%	4/20/2026	870	279	279	0.09%
Yard-Nique, Inc	First lien senior secured term loan	S + 5.00%	8.71%	4/30/2026	6,756	6,660	6,660	2.18%
						37,556	37,556	12.30%
Electrical equipment
WCI Volt Purchaser, LLC (6)	First lien senior secured revolving loan	S + 5.75%	8.71%	9/15/2028	$2,249	$(45)	$(45)	(0.01)%
WCI Volt Purchaser, LLC	First lien senior secured term loan	S + 5.75%	8.71%	9/15/2028	10,060	9,860	9,859	3.23%
						9,815	9,814	3.22%
Electronic equipment, instruments and components
ITSavvy LLC (6)	First lien senior secured delayed draw term loan	S + 5.50%	9.01%	8/8/2024	$3,043	$(28)	$(28)	(0.01)%
ITSavvy LLC (6)	First lien senior secured revolving loan	S + 5.50%	9.01%	8/8/2028	1,741	(17)	(17)	(0.01)%
ITSavvy LLC	First lien senior secured term loan	S + 5.50%	9.01%	8/8/2028	11,272	11,162	11,162	3.66%
						11,117	11,117	3.64%
Food products
Sun Orchard, LLC (6)	First lien senior secured revolving loan	S + 5.25%	9.06%	7/8/2027	$5,223	$(100)	$(91)	(0.03)%
Sun Orchard, LLC	First lien senior secured term loan	S + 5.25%	9.06%	7/8/2027	9,479	9,296	9,313	3.05%
BPCP WLF Intermedco LLC (6)	First lien senior secured delayed draw term loan	S + 6.00%	9.70%	8/19/2027	5,846	(114)	(114)	(0.04)%
BPCP WLF Intermedco LLC	First lien senior secured revolving loan	S + 6.00%	9.70%	8/19/2027	3,383	611	611	0.20%
BPCP WLF Intermedco LLC	First lien senior secured term loan	S + 6.00%	9.70%	8/19/2027	23,384	22,925	22,925	7.51%
						32,618	32,644	10.69%
Health care equipment and supplies
Medical Technology Associates, Inc. (6)	First lien senior secured revolving loan	S + 6.00%	9.81%	7/25/2028	$1,929	$(37)	$(37)	(0.01)%
Medical Technology Associates, Inc.	First lien senior secured term loan	S + 6.00%	9.81%	7/25/2028	6,730	6,598	6,598	2.16%
						6,561	6,561	2.15%
Health care providers and services
Benefit Plan Administrators of Eau Claire, LLC (6)	First lien senior secured delayed draw term loan	S + 5.50%	9.19%	6/7/2024	$7,318	$(103)	$(98)	(0.03)%
Benefit Plan Administrators of Eau Claire, LLC (6)	First lien senior secured revolving loan	S + 5.50%	9.19%	6/7/2026	1,672	(25)	(22)	(0.01)%
Benefit Plan Administrators of Eau Claire, LLC	First lien senior secured term loan	S + 5.50%	9.19%	6/7/2026	12,995	12,797	12,820	4.20%
Change Academy at Lake of the Ozarks, LLC (6)	First lien senior secured revolving loan	S + 5.50%	9.20%	8/2/2027	5,786	(112)	(112)	(0.04)%
Change Academy at Lake of the Ozarks, LLC	First lien senior secured term loan	S + 5.50%	9.20%	8/2/2027	29,547	28,973	28,973	9.49%
IPC Pain Acquistion, LLC (6)	First lien senior secured delayed draw term loan	S + 6.00%	9.15%	5/19/2024	10,830	(133)	(126)	(0.04)%
IPC Pain Acquistion, LLC (6)	First lien senior secured revolving loan	S + 6.00%	9.15%	5/19/2027	1,115	(15)	(14)	0.00%
IPC Pain Acquistion, LLC	First lien senior secured term loan	S + 6.00%	9.15%	5/19/2027	2,792	2,751	2,757	0.90%
Propio LS, LLC	First lien senior secured revolving loan	S + 5.50%	8.30%	8/2/2027	3,619	1,468	1,468	0.48%
Propio LS, LLC	First lien senior secured term loan	S + 5.50%	8.30%	8/2/2027	19,890	19,502	19,502	6.39%

AGTB Private BDC
Consolidated Schedule of Investments
As of September 30, 2022
(Amounts in thousands)
(Unaudited)

Company(1)(2)	Investment	Reference Rate and Spread	Interest Rate	Maturity Date	Principal/ Par Amount(3)	Amortized Cost(4)	Fair Value	Percentage of Net Assets
US Foot and Ankle Specialists, LLC	First lien senior secured delayed draw term loan	S + 5.25%	8.40%	9/15/2024	16,599	184	184	0.06%
US Foot and Ankle Specialists, LLC (6)	First lien senior secured revolving loan	S + 5.25%	8.40%	9/15/2026	2,699	(47)	(47)	(0.02)%
US Foot and Ankle Specialists, LLC	First lien senior secured term loan	S + 5.25%	8.40%	9/15/2026	21,073	20,706	20,704	6.78%
						85,946	85,989	28.16%
Health care technology
AHR Intermediate, Inc (6)	First lien senior secured delayed draw term loan	S + 5.75%	8.48%	7/29/2024	$5,202	$(36)	$(52)	(0.02)%
AHR Intermediate, Inc	First lien senior secured revolving loan	S + 5.75%	8.48%	7/29/2027	7,708	622	694	0.23%
AHR Intermediate, Inc	First lien senior secured term loan	S + 5.75%	8.48%	7/29/2027	24,353	24,070	24,109	7.90%
						24,656	24,751	8.11%
Household durables
CPS Power Buyer, LLC (6)	First lien senior secured delayed draw term loan	S + 6.50%	10.89%	9/26/2027	$3,018	$(60)	$(60)	(0.02)%
CPS Power Buyer, LLC (6)	First lien senior secured revolving loan	S + 6.50%	10.89%	9/26/2027	1,687	(34)	(34)	(0.01)%
CPS Power Buyer, LLC	First lien senior secured term loan	S + 6.50%	10.89%	9/26/2027	5,131	5,028	5,028	1.65%
Kwalu, LLC (6)	First lien senior secured revolving loan	S + 6.00%	9.76%	9/23/2027	5,061	(101)	(101)	(0.03)%
Kwalu, LLC	First lien senior secured term loan	S + 6.00%	9.76%	9/23/2027	24,899	24,402	24,401	8.00%
MacKenzie Childs Acquisition, Inc.	First lien senior secured revolving loan	S + 6.00%	9.70%	9/2/2027	3,374	2,874	2,874	0.94%
MacKenzie Childs Acquisition, Inc.	First lien senior secured term loan	S + 6.00%	9.70%	9/2/2027	18,108	17,841	17,836	5.84%
						49,950	49,944	16.37%
IT services
ARC Healthcare Technologies, LLC (6)	First lien senior secured delayed draw term loan	S + 5.25%	8.19%	6/22/2024	$7,340	$(80)	$(73)	(0.02)%
ARC Healthcare Technologies, LLC (6)	First lien senior secured revolving loan	S + 5.25%	8.19%	6/22/2025	3,341	(38)	(33)	(0.01)%
ARC Healthcare Technologies, LLC	First lien senior secured term loan	S + 5.25%	8.19%	6/22/2025	23,480	23,202	23,245	7.62%
						23,084	23,139	7.59%
Machinery
Double E Company, LLC (6)	First lien senior secured delayed draw term loan	S + 6.00%	8.73%	6/21/2024	$1,969	$(18)	$(15)	0.00%
Double E Company, LLC	First lien senior secured revolving loan	S + 6.00%	8.73%	6/21/2028	3,044	422	428	0.14%
Double E Company, LLC	First lien senior secured term loan	S + 6.00%	8.73%	6/21/2028	17,499	17,325	17,369	5.69%
						17,729	17,782	5.83%
Media
Optimized Marketing Acquisition, LLC	First lien senior secured revolving loan	S + 5.75%	9.56%	8/11/2027	$3,383	$1,456	$1,456	0.48%
Optimized Marketing Acquisition, LLC	First lien senior secured term loan	S + 5.75%	9.56%	8/11/2027	29,157	28,583	28,578	9.36%
RKD Group, LLC (6)	First lien senior secured revolving loan	S + 6.00%	9.70%	8/17/2028	4,905	(72)	(72)	(0.02)%
RKD Group, LLC	First lien senior secured term loan	S + 6.00%	9.70%	8/17/2028	33,761	33,263	33,256	10.90%
						63,230	63,218	20.72%
Professional services

AGTB Private BDC
Consolidated Schedule of Investments
As of September 30, 2022
(Amounts in thousands)
(Unaudited)

Company(1)(2)	Investment	Reference Rate and Spread	Interest Rate	Maturity Date	Principal/ Par Amount(3)	Amortized Cost(4)	Fair Value	Percentage of Net Assets
Helpware, Inc.	First lien senior secured revolving loan	S + 5.75%	9.03%	9/8/2026	$5,061	$100	$100	0.03%
Helpware, Inc.	First lien senior secured term loan	S + 5.75%	9.03%	9/8/2026	14,149	13,958	13,955	4.57%
						14,058	14,055	4.60%
Software
Shasta Buyer, LLC	First lien senior secured revolving loan	S + 6.25%	10.06%	8/9/2028	$2,199	$194	$194	0.06%
Shasta Buyer, LLC	First lien senior secured term loan	S + 6.25%	10.06%	8/9/2028	11,692	11,459	11,463	3.76%
						11,653	11,657	3.82%
Specialty retail
Soccer Post Acquisition, LLC (6)	First lien senior secured delayed draw term loan	S + 5.75%	8.76%	6/30/2027	$1,520	$(25)	$(23)	(0.01)%
Soccer Post Acquisition, LLC	First lien senior secured revolving loan	S + 5.75%	8.76%	6/30/2027	1,741	667	670	0.22%
Soccer Post Acquisition, LLC	First lien senior secured term loan	S + 5.75%	8.76%	6/30/2027	7,609	7,479	7,495	2.46%
						8,121	8,142	2.67%
Trading companies and distributors
Ascent Lifting, Inc. (6)	First lien senior secured revolving loan	S + 6.50%	9.71%	9/9/2027	$1,350	$(27)	$(27)	(0.01)%
Ascent Lifting, Inc.	First lien senior secured term loan	S + 6.50%	9.71%	9/9/2027	5,131	5,029	5,028	1.65%
NEFCO Holding Company, LLC	First lien senior secured delayed draw term loan	S + 6.50%	9.24%	8/5/2024	2,192	118	118	0.04%
NEFCO Holding Company, LLC (6)	First lien senior secured delayed draw term loan	S + 6.50%	9.24%	8/5/2024	2,192	(42)	(42)	(0.01)%
NEFCO Holding Company, LLC	First lien senior secured delayed draw term loan	S + 6.50%	9.24%	8/5/2028	2,631	2,610	2,581	0.85%
NEFCO Holding Company, LLC (6)	First lien senior secured revolving loan	S + 6.50%	9.24%	8/5/2028	3,045	(59)	(59)	(0.02)%
NEFCO Holding Company, LLC	First lien senior secured term loan	S + 6.50%	9.24%	8/5/2028	14,469	14,185	14,185	4.65%
						21,814	21,784	7.15%
Total non-controlled/non-affiliated senior secured debt						$520,535	$520,830	170.65%

Non-controlled/affiliated investments
Multisector holdings
Twin Brook Equity Holdings, LLC(7)(8)	Equity - 3.93% membership interest					$17,785	$17,785	5.83%
Total non-controlled/affiliated investments						$17,785	$17,785	5.83%
Total investments						$538,320	$538,615	176.48%
(1)Unless otherwise indicated, all investments are considered Level 3 investments. Under section 55(a) of the 1940 Act, we may not acquire any non-qualifying asset unless, at the time such acquisition is made, qualifying assets represent at least 70% of our total assets. The status of these assets under the 1940 Act is subject to change. The Company monitors the status of these assets on an ongoing basis. As of September 30, 2022, there were no non-qualifying assets.
(2)Unless otherwise indicated, all investments represent co-investments made with the Company’s affiliates in accordance with the terms of the exemptive relief that the Company received from the U.S. Securities and Exchange Commission. Refer to Note 6 for further information.
(3)Principal/par amount is denominated in U.S. Dollars (“$”) unless otherwise noted.

AGTB Private BDC
Consolidated Schedule of Investments
As of September 30, 2022
(Amounts in thousands)
(Unaudited)
(4)The amortized cost represents the original cost adjusted for the amortization of discounts and premiums, as applicable, on debt investments using the effective interest method.
(5)Unless otherwise indicated, the interest rate on the principal balance outstanding for all floating rate loans is indexed to the Term Secured Overnight Financing Rate (“Term SOFR” or “S”) and/or an alternate base rate (e.g. prime rate (“P”)), which typically resets semiannually, quarterly, or monthly at the borrower’s option. The applicable base rate may be subject to a floor. The borrower may also elect to have multiple interest reset periods for each loan. For each of these loans, the applicable margin has been provided over Term SOFR based on each respective credit agreement. As of September 30, 2022, the reference rates for the floating rate loans were the Term SOFR of 2.98% and the Prime Rate of 6.25%.
(6)Represents revolvers and delayed draw term loans where the entire balance is unfunded as of September 30, 2022. The negative fair value is a result of the commitment being valued below par. Refer to Note 7 for further information.
(7)As a practical expedient, the Company uses net asset value (“NAV”) to determine the fair value of this investment. Consistent with FASB guidance under ASC 820, these investments are excluded from the hierarchical levels. This represents an investment in an affiliated fund.
(8)Securities exempt from registration under the Securities Act of 1933 (the “Securities Act”), and may be deemed to be “restricted securities” under the Securities Act. As of September 30, 2022, the aggregate fair value of these securities is $17,785 or 5.83% of the Company's net assets.

Note 1.  Organization

AGTB Private BDC (the “Company”) is a Delaware statutory trust which was formed on January 27, 2022 (date of inception). The Company has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, for tax purposes, the Company has elected to be treated as a Regulated Investment Company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). The Company is a specialty finance company focused on lending to U.S. middle market companies with between $3 million and $50 million in annual earnings before interest, taxes, depreciation and amortization (“EBITDA”); however, the Company intends to focus its investing in companies with EBITDA of less than $25 million. The Company’s investment objective is to generate attractive, consistent, total returns, predominantly in the form of current income and, to a lesser extent, capital appreciation, by targeting investment opportunities with favorable risk-adjusted returns. The Company invests primarily in senior secured debt, and may also take advantage of opportunistic investments in other parts of the capital structure, including senior secured stretch and unitranche facilities, second lien loans, mezzanine and mezzanine-related loans, and equity investments.

AGTB Fund Manager, LLC (the “Adviser”), a wholly-owned subsidiary of Angelo, Gordon & Co., L.P. (“Angelo Gordon”), serves as the investment adviser of the Company. The Adviser is registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940.

The Company conducts private offerings (each, a “Private Offering”), where investors make a capital commitment to purchase the Company’s common shares of beneficial interest (“the common shares”) pursuant to a subscription agreement entered into with the Company. Investors will be required to make capital contributions to purchase the Company’s common shares each time the Company delivers a drawdown notice. The initial closing of the Private Offering occurred on April 19, 2022 (the “Initial Closing”), and additional closings of the Private Offering are expected to occur from time to time as determined by the Company, until and including the twelve-month anniversary of the Initial Closing. The Adviser does not intend to list the common shares on any securities exchange and the common shares will not be publicly traded.

The Company commenced its loan origination and investment activities with the initial drawdown from investors in a Private Offering on May 10, 2022 (the commencement of operations). The Company made its first portfolio company investment in May 2022 .
Note 2.  Significant Accounting Policies
Basis of Accounting
The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).  The Company is an investment company and accordingly follows the investment company accounting and reporting guidance of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (“ASC”) Topic 946, Financial Services – Investment Companies. These consolidated financial statements reflect adjustments that in the opinion of management are necessary for the fair statement of the financial position and results of operations for the periods presented herein. The Company commenced operations on May 10, 2022 and its fiscal year ends on December 31.
The interim consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information and pursuant to the requirements for reporting on Form 10-Q and Articles 6, 10 and 12 of Regulation S-X. Accordingly, certain disclosures accompanying the annual consolidated financial statements prepared in accordance with U.S. GAAP are omitted. In the opinion of management, all adjustments, consisting solely of normal recurring accruals considered necessary for the fair presentation of financial statements for the interim period presented, have been included. The current period’s results of operations will not necessarily be indicative of results that ultimately may be achieved for the fiscal year ending December 31, 2022.
Principles of Consolidation
The Company conducts certain of its activities through its wholly-owned subsidiaries Twin Brook Capital Funding XXXIII, LLC, Twin Brook Equity XXXIII Corp., and Twin Brook Capital Funding XXXIII MSPV, LLC. The Company consolidates subsidiaries that are controlled by the Company. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Cash
Cash is comprised of cash on deposit with major financial institutions. The Company places its cash with high credit quality institutions to minimize credit risk exposure.
Investment Related Transactions, Revenue Recognition and Expenses
Investment transactions and the related revenue and expenses are recorded on a trade-date basis. Realized gains and losses on investment transactions are determined using the specific identification method. All costs associated with consummated investments are included in the cost of such investments. Broken deal expenses incurred in connection with investment transactions which are not successfully consummated are expensed as a component of “Other” expense on the consolidated statement of operations.
Interest income and interest expense are recognized on an accrual basis. Interest income on debt instruments is accrued and recognized for those issuers who are currently paying in full or expected to pay in full. For those issuers who are in default or expected to default, interest is not accrued and is only recognized when received. Interest income and expense include discounts accreted and premiums amortized on certain debt instruments as determined in good faith by the Company and calculated using the effective interest method. Loan origination fees, original issue discounts and market discounts or premiums are capitalized as part of the underlying cost of the investments and accreted or amortized over the life of the investment as interest income.
Paydown gains and losses on investments in debt instruments are reported in “Interest” income on the consolidated statement of operations. Interest received in-kind, computed at the contractual rate specified in each investment agreement, is added to the principal balance of the investment and reported as “Interest” income on the consolidated statement of operations. The Company records dividend income from private securities pursuant to the terms of the respective investments.
The Company may earn various fees during the life of the loans. Such fees include, but are not limited to, syndication, commitment, administration, prepayment and amendment fees, some of which are paid to the Company on an ongoing basis. These fees and any other income are recognized as earned as a component of "Other" income on the consolidated statement of operations.
Investments at Fair Value
The Company applies Financial Accounting Standards Board Accounting Standards Codification Topic 820, Fair Value Measurements (“ASC 820”), as amended, which establishes a framework for measuring fair value in accordance with U.S. GAAP and required disclosures of fair value measurements. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. In accordance with ASC 820, the Company discloses the fair value of its investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure the fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). ASC 820 establishes three levels of the fair value hierarchy as follows:
Level 1Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;
Level 2Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active;
Level 3Inputs that are unobservable.
Inputs are used in applying the various valuation techniques and broadly refer to the assumptions that market participants use to make valuation decisions, including assumptions about risk. Inputs may include price information, volatility statistics, interest rates, specific and broad credit data, liquidity statistics, and other factors. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement; however, the determination of what constitutes “observable” requires significant judgment by the Company. The Company considers observable data to be market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market. The categorization of a financial instrument within the hierarchy is based upon the pricing transparency of the instrument and does not necessarily correspond to the Company’s perceived risk of that instrument.
The availability of observable inputs can vary from product to product and is affected by a wide variety of factors, including for example, the type of product, whether the product is new and not yet established in the marketplace, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company, the Board, and the Adviser in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.
Investments in investment funds include vehicles structured for the purpose of investing in privately held common and preferred equity interests. Fair values are generally determined utilizing the net asset value (“NAV”) supplied by, or on behalf of, management of each investment fund, which is net of management and incentive fees or allocations charged by the investment fund, if applicable, and is in accordance with the “practical expedient”, as defined by FASB Accounting Standards Update (“ASU”) 2009-12, Investments in Certain Entities that Calculate NAV per Share. NAVs received by, or on behalf of, management of each investment fund are based on the fair value of the investment funds’ underlying investments in accordance with policies established by management of each investment fund, as described in each of their financial statements and offering memorandum. Withdrawals and distributions from investments in investment funds are at the discretion of the Adviser and may depend on the liquidation of underlying assets. Investments which are valued using NAV as a practical expedient are excluded from the above hierarchy.

The Board has designated the Adviser as its “valuation designee” pursuant to Rule 2a-5 under the 1940 Act (“Rule 2a-5”), and in that role, the Adviser is responsible for performing fair value determinations relating to all of the Company’s investments, including periodically assessing and managing any material valuation risks and establishing and applying fair value methodologies, in accordance with valuation policies and procedures that have been approved by the Board. Even though the Board designated the Adviser as “valuation designee” the Board ultimately responsible for fair value determinations under the 1940 Act.

Under the valuation policies and procedures that have been approved by the Board, the Adviser conducts a multi-step valuation process, which includes, among other procedures, the following:
•The valuation process begins with each investment being initially valued by using certain inputs provided by, among other inputs, the investment professionals responsible for the portfolio investment in conjunction with the portfolio management team.
•The Adviser’s management reviews the preliminary valuations with the investment professionals.
•The Adviser determines the fair value of each investment; valuations that are not based on readily available market quotations are valued in good faith, based on, among other things, the input of the Adviser and, where applicable, other third parties. Valuation determinations are presented to the Board.
When determining the fair value of Level 3 investments, the Adviser may take into account the following factors, where relevant: recent transactions, the enterprise value of the underlying company, the nature and realizable value of any collateral, the underlying company’s ability to make payments and its earnings and discounted cash flows, the markets in which the underlying company does business, financial covenants, the seniority of the financial instrument in the capital structure of the company, comparisons to publicly traded securities, and changes in the interest rate environment and the credit markets generally that may affect the price at which similar investments may be made and other relevant factors. The primary method for determining enterprise value uses a multiple analysis whereby appropriate multiples are applied to the portfolio company’s net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”). The enterprise value analysis is performed to determine the value of equity investments and to determine if debt investments are credit impaired. If debt investments are credit impaired, the Adviser will use the enterprise value analysis or a liquidation basis analysis to determine fair value. For debt investments that are not determined to be credit impaired, the Adviser uses a market interest rate yield analysis to determine fair value.
The Company’s investments trade infrequently and when they are traded, the price may be unobservable, and as a result, multiple external pricing sources may not be available. In such instances, the Adviser may use an internal pricing model as either a corroborating or sole data point in determining the price. Pricing models take into account the contractual terms of the financial instrument, as well as relevant inputs, including where applicable, equity prices, interest rate yield curves, credit curves, correlation, and the creditworthiness of the counterparty. The Adviser generally engages third party firm(s) to assist in validating certain financial instruments where multiple external prices cannot be obtained. The third party firm(s) either independently determine prices or assess the reasonableness of the Adviser’s prices. The analyses provided by such third party firm(s) are reviewed and considered by the Adviser. As part of the risk management process, the Adviser reviews and analyzes the prices obtained from external pricing sources to evaluate their reliability and accuracy, which includes identifying and excluding vendor prices and broker quotations that the Adviser believes does not reflect fair value. In addition, the Adviser’s valuation committee meets regularly and engages in ongoing reviews of the valuation processes and procedures including reviews of methodology, ongoing accuracy, source quality and independence. Such reviews include, but are not limited to, comparison of current vendor prices and broker quotations against ongoing daily trading activity, vendor due diligence, and back testing.
Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the assumptions are set to reflect those that the Company believes market participants would use in pricing the asset or liability at the measurement date.
Foreign Currency Translation
Amounts denominated in foreign currencies are translated into USD on the following basis: (i) investments and other assets and liabilities denominated in foreign currencies are translated into USD based upon currency exchange rates effective on the last business day of the period; and (ii) purchases and sales of investments, borrowings and repayments of such borrowings, income, and expenses denominated in foreign currencies are translated into USD based upon currency exchange rates prevailing on the transaction dates.

The Company does not isolate the portion of the results of operations resulting from changes in foreign exchange rates on investments from fluctuations arising from changes in market prices of securities held. Such fluctuations are included within net realized and unrealized gain (loss) on investments on the consolidated statement of operations. Unrealized gains and losses on foreign currency holdings and non-investment assets and liabilities attributable to the changes in foreign currency exchange rates are included in the net change in unrealized gain (loss) on foreign currency translation on the consolidated statements of operations. Net realized gains and losses on foreign currency holdings and non-investment assets and liabilities attributable to changes in foreign currency exchange rates are included in net realized gain (loss) on foreign currency transactions on the consolidated statements of operations.
Foreign security and currency translations may involve certain considerations and risks not typically associated with investing in U.S. companies and U.S. government securities. These risks include, but are not limited to, currency fluctuations and revaluations and future adverse political, social and economic developments, which could cause investments in foreign markets to be less liquid and prices more volatile than those of comparable U.S. companies or U.S. government securities.
Organizational Costs
Organizational costs to establish the Company are charged to expense as incurred. These expenses consist primarily of legal fees and other costs of organizing the Company.
Offering Costs
Offering costs in connection with the offering of common shares of the Company are capitalized as a deferred charge and amortized to expense on a straight-line basis over a twelve-month period. These expenses consist primarily of legal fees and other costs incurred with the Company’s share offerings, the preparation of the Company’s registration statement, and registration fees.
Deferred Financing Costs
Deferred financing costs consist of financing costs incurred in connection with obtaining the Company’s financing facilities.  Such financing costs are capitalized and amortized over the life of the facility utilizing the straight-line method.  For the three months ended September 30, 2022 and for the period from January 27, 2022 (Inception) to September 30, 2022, the Company paid approximately $0 and $3.5 million of financing costs, respectively. For the three months ended September 30, 2022 and for the period from January 27, 2022 (Inception) to September 30, 2022, the Company amortized approximately $252,000 and $297,000 of financing costs, respectively, which have been included in “Interest” expense on the consolidated statements of operations.
Deferred Income
Deferred income consists of annual administrative agent fees received in connection with the servicing of certain loan investments. Such fees are deferred when received and recognized as earned over the applicable period.  For three months ended September 30, 2022 and for the period from January 27, 2022 (Inception) to September 30, 2022, the Company received approximately $496,000 and $615,000 of agent fees, respectively. During the three months ended September 30, 2022 and for the period from January 27, 2022 (Inception) to September 30, 2022, approximately $102,000 and $114,000 of agent fees have been recognized as earned and included in “Other” income on the consolidated statements of operations.
Income Taxes
The Company has elected to be regulated as a BDC under the 1940 Act. The Company also intends to be treated as a Regulated Investment Company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended. As a RIC, the Company generally will not have to pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes timely to its shareholders as dividends. To the extent the Company qualifies as a RIC, any tax liability related to income earned and distributed by the Company represents obligations of the Company’s investors and will not be reflected in the consolidated financial statements of the Company.
To qualify as a RIC, the Company must, among other things, meet certain source-of-income and asset diversification requirements. In addition, to qualify for RIC tax treatment, the Company must distribute to its shareholders, for each taxable year, at least 90% of its “investment company taxable income” for that year, which is generally its ordinary income plus the excess of its realized net short-term capital gains over its realized net long-term capital losses. The Company will generally be subject to a 4% non-deductible U.S. federal excise tax on certain undistributed income or gains in respect of any calendar year, unless it distributes annually an amount at least equal to the sum of (i) 98% of its net ordinary income (taking into account certain deferrals and elections) for the calendar year, (ii) 98.2% of its capital gain net income (adjusted for certain ordinary losses) for the one-year period ending on October 31 in such calendar year and (iii) any net ordinary income and capital gain net income recognized, but not distributed, in preceding years. The Company, at its discretion, may carry forward taxable income for distribution in the following taxable year and pay the applicable U.S. federal excise tax. For the three months ended September 30, 2022 and for the period from January 27, 2022 (Inception) to September 30, 2022, the Company did not accrue U.S. federal excise tax.
The Company conducts certain of its activities through its wholly-owned subsidiary, Twin Brook Equity XXXIII Corp., a Delaware C corporation. Twin Brook Equity XXXIII Corp. is treated as a corporation for United States federal income tax purposes and is subject to U.S. federal, state or local income tax. For the three months ended September 30, 2022 and for the period from January 27, 2022 (Inception) to September 30, 2022, the Company accrued $186,389 of U.S. federal tax expense related to Twin Brook Equity XXXIII Corp., which is included in “Other” expense on the consolidated statement of operations.
The Company evaluates tax positions taken or expected to be taken in the course of preparing its financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold are reserved and recorded as a tax benefit or expense in the current year. All penalties and interest associated with income taxes are included in income tax expense. Conclusions regarding tax positions are subject to review and may be adjusted at a later date based on factors including, but not limited to, on-going analyses of tax laws, regulations and interpretations thereof. There were no tax penalties, and no interest associated with income taxes incurred through September 30, 2022.
Loan Syndications and Participations
The Company may originate certain loans and then syndicate all or a portion of those loans to a third party. For the three months ended September 30, 2022 and for the period from January 27, 2022 (Inception) to September 30, 2022, the Company earned approximately $1.8 and $2.2 million, respectively, of syndication and other origination fee income, which is included in “Other” income on the consolidated statement of operations.
The Company follows the guidance in Accounting Standards Codification (“ASC”) Topic 860 Transfers and Servicing when accounting for loan participations and other partial loan sales. Such guidance requires a participation or other partial loan sale to meet the definition of a “participating interest,” as defined in the guidance, in order for sale treatment to be allowed. Participations or other partial loan sales that do not meet the definition of a participating interest remain on the consolidated statement of assets and liabilities and the proceeds are recorded as a secured borrowing until the definition is met. Secured borrowings are carried at fair value to correspond with the related investments, which are carried at fair value. There were no participations that were accounted for as secured borrowings during the period.
Distributions
Distributions to common shareholders are recorded on the record date. The amount to be distributed, if any, is determined by the Board each quarter. The Company intends to distribute net capital gains (i.e., net long-term capital gains in excess of net short-term capital losses), if any, at least annually out of the assets legally available for such distributions. However, the Company may decide in the future to retain such capital gains for investment, incur a corporate-level tax on such capital gains, and elect to treat such capital gains as deemed distributions to stockholders. As of September 30, 2022, there were no distributions.
Note 3.  Investments
Under the 1940 Act, the Company is required to separately identify non-controlled investments where it owns 5% or more of a portfolio company’s outstanding voting securities and/or had the power to exercise control over the management or policies of such portfolio company as investments in “affiliated” companies. In addition, under the 1940 Act, the Company is required to separately identify investments where it owns more than 25% of a portfolio company’s outstanding voting securities and/or had the power to exercise control over the management or policies of such portfolio company as investments in “controlled” companies. Under the 1940 Act, "non-affiliated investments" are defined as investments that are neither controlled investments nor affiliated investments. Detailed information with respect to the Company’s non-controlled, non-affiliated; non-controlled, affiliated; and controlled affiliated investments is contained in the consolidated financial statements, including the consolidated schedule of investments. The information in the tables below is presented on an aggregate portfolio basis, without regard to whether they are non-controlled, non-affiliated; non-controlled, affiliated; or controlled affiliated investments.
Investments at fair value and amortized cost consisted of the following as of September 30, 2022:

	September 30, 2022
(Amounts in thousands)	Amortized Cost	Fair Value
First lien senior secured debt	$520,535	$520,830
Investment in affiliated funds	17,785	17,785
Total investments	$538,320	$538,615

The industry composition of investments based on fair value as of September 30, 2022 was as follows:

September 30, 2022
Air freight and logistics	3.7%
Auto components	1.2%
Chemicals	0.7%
Commercial services and supplies	3.2%
Construction and engineering	6.6%
Containers and packaging	3.6%
Diversified consumer services	7.0%
Electrical equipment	1.8%
Electronic equipment, instruments and components	2.1%
Food products	6.1%
Health care equipment and supplies	1.2%
Health care providers and services	16.0%
Health care technology	4.6%
Household durables	9.3%
IT services	4.3%
Machinery	3.3%
Media	11.7%
Multisector holdings	3.3%
Professional services	2.6%
Software	2.2%
Specialty retail	1.5%
Trading companies and distributors	4.0%
Total	100.0%
As of September 30, 2022, 100% of investments held were based in the United States.
Note 4.  Fair Value of Investments
Fair Value Disclosures
The following table presents the fair value hierarchy of financial instruments as of September 30, 2022:

	Assets at Fair Value as of September 30, 2022
(Amounts in thousands)	Level 1	Level 2	Level 3	Total
First lien senior secured debt	$—	$—	$520,830	$520,830
Total	$—	$—	$520,830	$520,830
Investments measured at net asset value(1)				$17,785
Total financial instruments, at fair value				$538,615
(1)Certain investments that are measured at fair value using NAV have not been categorized in the fair value hierarchy. The fair value amounts presented in the table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the Consolidated Statement of Assets and Liabilities.

The following tables present changes in the fair value of investments for which Level 3 inputs were used to determine the fair value for the three months ended September 30, 2022 and for the period from January 27, 2022 (Inception) to September 30, 2022:

	Level 3 Assets at Fair Value for the Three Months Ended September 30, 2022*
(Amounts in thousands)	Balance 7/1/2022	Purchases and Drawdowns	Sales and Paydowns	Other**	Realized Gains/ (Losses)	Change in Unrealized Appreciation/(Depreciation)	Balance 9/30/2022	Change in Unrealized Appreciation/ (Depreciation) for Level 3 Assets Still Held as of 9/30/2022
First lien senior secured debt	$83,766	$472,432	$(36,260)	$519	$72	$301	$520,830	$301
Total	$83,766	$472,432	$(36,260)	$519	$72	$301	$520,830	$301
*Gains and losses are included in their respective captions in the consolidated statement of operations.
**Includes accretion, paydown gains/(losses) and interest received in-kind on debt instruments, where applicable.

	Level 3 Assets at Fair Value for the Period from January 27, 2022 (Inception) to September 30, 2022*
(Amounts in thousands)	Balance 1/27/2022	Purchases and Drawdowns	Sales and Paydowns	Other**	Realized Gains/ (Losses)	Change in Unrealized Appreciation/(Depreciation)	Balance 9/30/2022	Change in Unrealized Appreciation/ (Depreciation) for Level 3 Assets Still Held as of 9/30/2022
First lien senior secured debt	$—	$556,179	$(36,260)	$544	$72	$295	$520,830	$295
Total	$—	$556,179	$(36,260)	$544	$72	$295	$520,830	$295
*Gains and losses are included in their respective captions in the consolidated statement of operations.
**Includes accretion, paydown gains/(losses) and interest received in-kind on debt instruments, where applicable.
Significant Unobservable Inputs
In accordance with ASC 820, the following tables provide quantitative information about the significant unobservable inputs of the Company’s Level 3 investments as of September 30, 2022. The table is not intended to be all-inclusive but instead capture the significant unobservable inputs relevant to the Company’s determination of fair value.

Asset Class	Fair Value as of 9/30/22	Valuation Techniques	Significant Unobservable Inputs	Input Ranges	Weighted Average (1)	Impact to Valuation from an Increase in Input
	(Amounts in thousands)
First lien senior secured debt	$377,977	Discounted cash flow	Yield	10.3% - 12.5%	10.9%	Decrease
	$377,977
(1)Weighted average is calculated by weighing the significant unobservable input by the relative fair value of each investment in the category.
The Company’s other Level 3 investments have been valued primarily using recent transactions. The significant unobservable input used in the discounted cash flow is the yield. The yield is used to discount the estimated future cash flows expected to be received from the underlying investment. The Company considers the portfolio company performance since close, the leverage used by the portfolio company relative to its total enterprise value and other risks associated with an investment in determining the yield. The significant unobservable input used in the market comparable is the latest twelve month “LTM” EBITDA multiple.

Note 5.  Debt
In accordance with the 1940 Act, the Company can borrow amounts such that its asset coverage, as defined in the 1940 Act, is at least 150% after such borrowings, subject to certain limitations.
On June 10, 2022, the Company entered into a revolving credit facility (the “Subscription Facility”) with Morgan Stanley Asset Funding Inc., as the administrative agent and sole lead arranger, and Morgan Stanley Bank, N.A. as the letter of credit issuer and a lender.  The Subscription Facility enables the Company to request loans from the administrative agent up to a maximum commitment of $75 million, which may be increased to an amount not exceeding $200 million pursuant to the terms and conditions of the Subscription Facility.  The borrowings under the Subscription Facility are collateralized by the eligible unfunded capital commitments of investors in the Company.  The total amount available under the Subscription Facility may be reduced as a result of decreases in the unfunded capital commitments of investors in the Company as well as other provisions of the Subscription Facility.
Borrowings under the Subscription Facility bear interest at either (a) if the borrowing is a Term SOFR loan with an interest period of one-month, Term SOFR plus 226.448 basis points (2.26448%) per annum, (b) if the borrowing is a Term SOFR loan with an interest period of three-months, Term SOFR plus 241.161 basis points (2.4161%) per annum, or (c) if the borrowing is a base rate loan, 215 basis points (2.15%) per annum. The Company may also draw letters of credit with a fee set at 215 basis points (2.15%) per annum.   In addition, the Company accrued an unused commitment fee to the administrative agent at the rate of (a) from June 10, 2022 until September 30, 2022 (the “Trigger Date”), 25 basis points (0.25%) per annum multiplied by the unused portion of the maximum commitment and (b) after the Trigger Date, (i) 35 basis points (0.35%) per annum multiplied by the unused portion of the maximum commitment when the unused commitment of the lenders is greater than fifty percent (50%) of the maximum commitment or (ii) 25 basis points (0.25%) per annum multiplied by the unused portion of the maximum commitment when the unused commitment of the lenders is less than or equal to fifty percent (50%) of the maximum commitment.  The maturity date of the Subscription Facility is June 12, 2023, which may be extended pursuant to the terms of the Subscription Facility.
On June 17, 2022, Twin Brook Capital Funding XXXIII MSPV, LLC, as borrower (the “Borrower”), an indirect, wholly-owned subsidiary of the Company, entered into a new loan and servicing agreement (as amended, supplemented or otherwise modified from time to time, the “MSPV Credit Facility”) with Twin Brook Capital Funding XXXIII, LLC, as the transferor (the “Transferor”), AGTB Fund Manager, LLC, as the servicer, Morgan Stanley Asset Funding, Inc., as administrative agent, the lenders from time to time party thereto and The Bank of New York Mellon Trust Company, National Association, as the collateral agent, account bank and collateral custodian.
From time to time, the Transferor expects to sell and/or contribute certain investments to the Borrower. Proceeds from the MSPV Credit Facility will be used to finance the origination and acquisition of loans by the Borrower, including the purchase of such assets from the Transferor. The Company retains a residual interest in assets contributed to or acquired by the Borrower through its ownership of the Borrower.
The MSPV Credit Facility created a revolving loan facility with an initial maximum principal amount of $300 million, subject to availability under a borrowing base which consists primarily of commercial loans acquired by the Borrower from the Transferor, a wholly-owned subsidiary of the Company. The Borrower may, subject to the applicable prepayment premium, prepay the loans and/or terminate or reduce the revolving commitments under the MSPV Credit Facility at any time without penalty. The obligation of the lenders to make revolving commitments under the MSPV Credit Facility will terminate on June 17, 2025 (the “Reinvestment Period”) with a scheduled final maturity date of June 17, 2027. The revolving loans will be subject to an interest rate, during the Reinvestment Period, of Term SOFR plus 2.35% per annum and thereafter, term SOFR plus 2.85% per annum.

As of September 30, 2022, there are approximately $31 million in borrowings outstanding on the Subscription Facility, and $275.8 borrowings outstanding on the MSPV Credit Facility. The Company incurred approximately $1.7 million and $1.8 million of interest and unused commitment fees for the three months ended September 30, 2022 and for the period from January 27, 2022 (Inception) to September 30, 2022, which is included in interest expense on the consolidated statement of operations. The carrying values of borrowings outstanding under the debt facilities approximate fair value. As of September 30, 2022, the asset coverage ratio was 199.4%.
Debt obligations consisted of the following as of September 30, 2022:

	As of September 30, 2022
(Amounts in thousands)	Maximum Principal Amount Committed	Principal Amount Outstanding	Principal Amount Available(1)	Carrying Value
Subscription Facility	$75,000	$31,100	$11,722	$31,100
MSPV Credit Facility	$300,000	$275,800	$24,200	$275,800
Total debt	$375,000	$306,900	$35,922	$306,900
(1)The amount available reflects any limitations related to the facilities borrowing bases.
For the three months ended September 30, 2022 and for the period from January 27, 2022 (Inception) to September 30, 2022, the components of interest expense were as follows:

(Amounts in thousands)	Three Months Ended September 30, 2022	Period from January 27, 2022 (Inception) to September 30, 2022
Interest expense	$1,763	$1,822
Amortization of deferred financing costs	252	297
Total interest expense	$2,015	$2,119
Average interest rate	4.72%	4.72%
Average daily borrowings	$126,133	$47,009
Note 6.  Agreements and Related Party Transactions
Administration Agreement
On April 19, 2022, the Company entered into an Administration Agreement (the “Administration Agreement”) with AGTB Fund Manager, LLC (the “Administrator”). Under the terms of the Administration Agreement, the Administrator performs, or oversees the performance of, required administrative services, which include providing office space, equipment and office services, maintaining financial records, preparing reports to shareholders and reports filed with the SEC, and managing the payment of expenses and the performance of administrative and professional services rendered by others.
The Company reimburses the Administrator for services performed for it pursuant to the terms of the Administration Agreement. In addition, pursuant to the terms of the Administration Agreement, the Administrator may delegate its obligations under the Administration Agreement to an affiliate or to a third party and the Company will reimburse the Administrator for any services performed for it by such affiliate or third party.
Unless earlier terminated as described below, the Administration Agreement will remain in effect until March 17, 2024 and from year to year thereafter if approved annually by the vote of the Board of Trustees of the Company and the vote of a majority of the Company’s Independent Trustees. The Administration Agreement may be terminated by either party without penalty upon not less than 60 days’ written notice to the other.

No person who is an officer, director, or employee of the Administrator or its affiliates and who serves as a trustee of the Company receives any compensation from the Company for his or her services as a trustee. However, the Company reimburses the Administrator (or its affiliates) for an allocable portion of the compensation paid by the Administrator or its affiliates to the Company’s officers who provide operational and administrative services, as well as their respective staffs and other professionals who provide services to the Company, who assist with the preparation, coordination and administration of the foregoing or provide other “back office” or “middle office”, financial or operational services to the Company (based on the percentage of time those individuals devote, on an estimated basis, to the business and affairs of the Company). Trustees who are not affiliated with the Administrator receive compensation for their services and reimbursement of expenses incurred to attend meetings.

For the three months ended September 30, 2022 and for the period from January 27, 2022 (Inception) to September 30, 2022, the Administrator charged approximately $240,000 and $495,000, respectively, for certain costs and expenses allocable to the Company under the terms of the Administration agreement.
Investment Management Agreement
On April 19, 2022, the Company entered into an Investment Management Agreement (the “Investment Management Agreement”) with the Adviser. Under the terms of the Investment Management Agreement, the Adviser is responsible for originating prospective investments, conducting research and due diligence investigations on potential investments, analyzing investment opportunities, negotiating and structuring the Company’s investments and monitoring the Company’s investments and portfolio companies on an ongoing basis.
Unless earlier terminated as described below, the Investment Management Agreement will remain in effect until March 17, 2024 and from year to year thereafter if approved annually by the vote of the Board of Trustees of the Company or by the vote of a majority of the outstanding voting securities of the Company, and the vote of a majority of the Company’s Independent Trustees. The Investment Management Agreement will automatically terminate in the event of assignment. The Investment Management Agreement may be terminated by (1) the Company without penalty on 60 days’ written notice (2) by the vote of a majority of the outstanding voting securities of the Company or by the vote of the Company’s trustees or (3) the Adviser on 120 days’ written notice.
From time to time, the Adviser may pay amounts owed by the Company to third-party providers of goods or services, including the Board, and the Company will subsequently reimburse the Adviser for such amounts paid on its behalf. Amounts payable to the Adviser are settled in the normal course of business without formal payment terms.
The Investment Management Agreement also provides that the Company reimburses the Adviser for certain organizational costs incurred prior to the commencement of the Company’s operations, and for certain offering costs. The Company has agreed to repay the Adviser for initial organizational and offering costs up to a maximum of $1.25 million, with the Adviser bearing any organizational and offering costs in excess of such amount.

As of September 30, 2022, the Company has approximately $0.8 million payable to the Adviser for organizational, offering and operating costs, which is included in “accrued expenses and other liabilities payable to affiliate” and “due to affiliate” on the statement of assets and liabilities.
Under the terms of the Investment Management Agreement, the Company will pay the Adviser a base management fee and may also pay to it certain incentive fees. The cost of both the base management fee and the incentive fee will ultimately be borne by the Company’s shareholders.
The base management fee is calculated at an annual rate of 1.25% of the Company’s net assets. For services rendered under the Investment Management Agreement, the base management fee is payable monthly in arrears. The base management fee is calculated based on the Company’s net assets at the first business day of the applicable month. For the first calendar month in which the Company has operations, net assets will be measured as the beginning net assets as of the date on which the Company begins operations. Base management fees for any partial month or quarter will be appropriately pro-rated.

For the three months ended September 30, 2022 and for the period from January 27, 2022 (Inception) to September 30, 2022, the Company accrued approximately $682,000 and 856,000, respectively, of base management fees payable to the Adviser. As of September 30, 2022, base management fees payable by the Company to the Adviser were approximately $682,000.
Pursuant to the Investment Management Agreement, the Adviser is entitled to an incentive fee (“Incentive Fee”), which consists of two components; an incentive fee based on income and an incentive fee based on capital gains.
The portion based on the Company’s income is based on Pre-Incentive Fee Net Investment Income Returns. “Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on the value of the Company’s net assets at the end of the immediate preceding quarter from, interest income, dividend income and any other income (including any other fees), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses accrued for the quarter (including the management fee, expenses payable under the Administration Agreement entered into between the Company and the Administrator, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred shares, but excluding the incentive fee and any shareholder servicing and/or distribution fees).
Pre-Incentive Fee Net Investment Income Returns include, in the case of investments with a deferred interest feature (such as original issue discount (“OID”), debt instruments with payment-in-kind (“PIK”) interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The impact of expense support payments and recoupments are also excluded from Pre-Incentive Fee Net Investment Income Returns.
Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of the Company’s net assets at the end of the immediate preceding quarter, is compared to a “hurdle rate” of return of 1.25% per quarter (5.0% annualized).
The Company will pay the Adviser an incentive fee quarterly in arrears with respect to the Company’s Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:
No incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.25% per quarter (5.0% annualized) (the “hurdle rate” or “Hurdle”);
100% of the dollar amount of the Company’s Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the Hurdle but is less than a rate of return of 1.43% (5.72% annualized). The Company refers to this portion of its Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate but is less than 1.43%) as the “catch-up.” The “catch-up” is meant to provide the Adviser with approximately 12.5% of the Company’s Pre-Incentive Fee Net Investment Income Returns as if a hurdle rate did not apply if this net investment income exceeds 1.43% in any calendar quarter; and 12.5% of the dollar amount of the Company’s Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.43% (5.72% annualized). This reflects that once the Hurdle is reached and the catch-up is achieved, 12.5% of all Pre-Incentive Fee Net Investment Income Returns thereafter are allocated to the Adviser.
These calculations are pro-rated for any period of less than three months and adjusted for any share issuances or repurchases during the relevant quarter.
The second component of the incentive fee, the capital gains incentive fee, is payable at the end of each calendar year in arrears. The amount payable equals 12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains as calculated in accordance with GAAP.
For the three months ended September 30, 2022 and for the period from January 27, 2022 (Inception) to September 30, 2022, the Company accrued approximately $649,000 of income based incentive fees. As of September 30, 2022, the Company had approximately $649,000 of income incentive fees payable. For the three months ended September 30, 2022 and for the period from January 27, 2022 (Inception) to September 30, 2022, the Company accrued capital gains incentive fees of $46,000, none of which were payable under the Investment Advisory Agreement.

Expense Support and Conditional Reimbursement Agreement

The Company entered into an expense support and conditional reimbursement agreement (the “Expense Support Agreement”) with the Adviser on April 19, 2022. The Adviser may elect to pay certain expenses (each, an “Expense Payment”), provided that no portion of the payment will be used to pay any interest or distributions and/or shareholder servicing fees of the Company. Any Expense Payment that the Adviser has committed to pay must be paid by the Adviser to the Company in any combination of cash or other immediately available funds no later than forty-five days after such commitment was made in writing, and/or offset against amounts due from the Company to the Adviser or its affiliates.

Following any calendar month in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Company’s shareholders based on distributions declared with respect to record dates occurring in such calendar month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Company shall pay such Excess Operating Funds, or a portion thereof, to the Adviser until such time as all Expense Payments made by the Adviser to the Company within three years prior to the last business day of such calendar month have been reimbursed. Any payments required to be made by the Company shall be referred to herein as a “Reimbursement Payment”. “Available Operating Funds” means the sum of (i) net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

No Reimbursement Payment for any month will be made if: (1) the “Effective Rate of Distributions Per Share” (as defined below) declared by the Company at the time of such Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, or (2) the “Operating Expense Ratio” (as defined below) at the time of such Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates. Pursuant to the Expense Support Agreement, “Effective Rate of Distributions Per Share” means the annualized rate (based on a 365 day year) of regular cash distributions per share exclusive of returns of capital, distribution rate reductions due to distribution and shareholder fees, and declared special dividends or special distributions, if any. The “Operating Expense Ratio” is calculated by dividing operating expenses, less organizational and offering expenses, base management and incentive fees owed to Adviser, and interest expense, by net assets.

The Company’s obligation to make a Reimbursement Payment shall automatically become a liability of the Company on the last business day of the applicable calendar month, except to the extent the Adviser has waived its right to receive such payment for the applicable month.

For the three months ended September 30, 2022 and for the period from January 27, 2022 (Inception) to September 30, 2022, no such Expense Payments were made by the Adviser.

Affiliated Transactions
The Company may be prohibited under the 1940 Act from participating in certain transactions with its affiliates without prior approval of the Company’s Independent Trustees, and in some cases, the prior approval of the SEC. The Company intends to rely on exemptive relief that has been granted by the SEC to the Company, the Adviser, and Angelo Gordon to permit the Company to co-invest with other funds managed by the Adviser or Angelo Gordon, in a manner consistent with the Company’s investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors.
Pursuant to such exemptive relief, the Company is generally permitted to co-invest with certain of its affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of the Board make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Company and its shareholders and do not involve overreaching of the Company or its shareholders on the part of any person concerned, (2) the transaction is consistent with the interests of the Company’s shareholders and is consistent with its investment objective and strategies, and (3) the investment by its affiliates would not disadvantage the Company, and the Company’s participation would not be on a basis different from or less advantageous than that on which its affiliates are investing. In certain situations where co-investment with one or more funds managed by Angelo Gordon is not permitted or appropriate, Angelo Gordon will need to decide which funds will proceed with the investment. Angelo Gordon will make these determinations based on its policies and procedures, which are designed to reasonably ensure that investment opportunities are allocated fairly and equitably among affiliated funds over time and in a manner that is consistent with applicable laws, rules and regulations.
Investment in Affiliated Funds
Fair value as of September 30, 2022 and transactions for the three months ended September 30, 2022 and for the period from January 27, 2022 (Inception) to September 30, 2022 of the Company’s investments in affiliates were as follows:

	Investment in Affiliated Funds at Fair Value for the Three Months Ended September 30, 2022
(Amounts in thousands)	Fair Value as of July 1, 2022	Gross Additions	Gross Reductions	Net Realized Gain (Loss)	Net Change in Unrealized Appreciation (Depreciation)	Fair Value as of September 30, 2022	Dividend, Interest, PIK and Other Income
Non-controlled/affiliated investments
Twin Brook Equity Holdings, LLC	$2,248	$15,537	$—	$—	$—	$17,785	$—
Total non-controlled/affiliated investments	$2,248	$15,537	$—	$—	$—	$17,785	$—

	Investment in Affiliated Funds at Fair Value for the Period from January 27, 2022 (Inception) to September 30, 2022
(Amounts in thousands)	Fair Value as of January 27, 2022 (Inception)	Gross Additions	Gross Reductions	Net Realized Gain (Loss)	Net Change in Unrealized Appreciation (Depreciation)	Fair Value as of September 30, 2022	Dividend, Interest, PIK and Other Income
Non-controlled/affiliated investments
Twin Brook Equity Holdings, LLC	$—	$17,785	$—	$—	$—	$17,785	$—
Total non-controlled/affiliated investments	$—	$17,785	$—	$—	$—	$17,785	$—
Note 7.  Commitments and Contingencies
Commitments
The Company’s investment portfolio contains debt investments that are in the form of revolving lines of credit and unfunded delayed draw commitments, which require the Company to provide funding when requested by portfolio companies in accordance with the terms of the underlying loan agreements.
Unfunded portfolio company commitments and funded debt investments are presented on the consolidated schedule of investments and are fair valued. Unrealized appreciation or depreciation, if any, is included in the consolidated statement of assets and liabilities and consolidated statement of operations.

As of September 30, 2022, the Company had the following outstanding commitments to fund investments in current portfolio companies:

Portfolio Company	September 30, 2022
First lien senior secured debt	(Amounts in thousands)
ACES Intermediate, LLC	$6,964
AHR Intermediate, Inc	12,139
ARC Healthcare Technologies, LLC	10,681
Ascent Lifting, Inc.	1,350
Benefit Plan Administrators of Eau Claire, LLC	8,990
BPCP WLF Intermedco LLC	8,552
Change Academy at Lake of the Ozarks, LLC	5,786
CPS Power Buyer, LLC	4,705
Custom Agronomics Holdings, LLC	2,312
Double E Company, LLC	4,562
Helpware, Inc.	4,892
Industrial Air Flow Dynamics, Inc.	2,537
IPC Pain Acquistion, LLC	11,945
Ironhorse Purchaser, LLC	14,012
ITSavvy LLC	4,784
Kwalu, LLC	5,061
Load One Purchaser Corporation	9,214
MacKenzie Childs Acquisition, Inc.	450
Medical Technology Associates, Inc.	1,929
NEFCO Holding Company, LLC	7,270
Optimized Marketing Acquisition, LLC	1,861
Propio LS, LLC	2,081
Raneys, LLC	1,522
RKD Group, LLC	4,905
Shasta Buyer, LLC	1,962
Sixarp, LLC	6,912
Soccer Post Acquisition, LLC	2,565
Sun Orchard, LLC	5,223
US Foot and Ankle Specialists, LLC	18,830
WCI Volt Purchaser, LLC	2,249
Yard-Nique, Inc	6,665
Zipline Logistics, LLC	6,214
Total unfunded portfolio company commitments	$189,124
Investor Commitments
As of September 30, 2022, the Company had $479.0 million in total capital commitments from investors ($178.0 million undrawn), including a $4.0 million commitment from Angelo Gordon.

Four investors in the Company have aggregate capital commitments representing approximately 88.7% of the Company’s total capital commitments. Such concentration of investor commitments could have a material effect on the Company.
Other Commitments and Contingencies
From time to time, the Company may become a party to certain legal proceedings during the normal course of business. As of September 30, 2022, management was not aware of any material pending or threatened litigation.
Note 8.  Net Assets
Subscriptions and Drawdowns
As of September 30, 2022, the Company had 12,012,698 shares issued and outstanding with a par value of $0.001 per share.
The Company has entered into subscription agreements with investors providing for the private placement of the Company’s common shares. Under the terms of the subscription agreements, investors are required to fund drawdowns to purchase the Company’s common shares up to the amount of their respective capital commitment on an as-needed basis each time the Adviser delivers a drawdown notice to such investors.

On February 17, 2022, the Adviser contributed $1,500 of capital to the company for the initial 60 common shares. During the period from January 27, 2022 (Inception) to September 30, 2022, the Adviser delivered the following capital call notices to investors:

Period from January 27, 2022 (Inception) to September 30, 2022
Capital Drawdown Notice Date	Common Share Issuance Date	Number of Common Shares Issued	Aggregate Offering Price ($ in millions)
April 26, 2022	May 10, 2022	3,999,940	$100.00
June 15, 2022	June 30, 2022	3,000,000	$75.00
August 1, 2022	August 15, 2022	1,992,270	$50.00
August 17, 2022	August 31, 2022	3,020,428	$76.00
Total		12,012,638	$301.00
Dividends
There were no dividends declared for the three months ended September 30, 2022 and for the period from January 27, 2022 (Inception) to September 30, 2022.

Note 9.  Earnings Per Share
The following table sets forth the computation of basic and diluted earnings (loss) per common share for the three months ended September 30, 2022 and for the period from January 27, 2022 (Inception) to September 30, 2022:

(Amounts in thousands, except share and per share amounts)	Three Months Ended September 30, 2022	Period from January 27, 2022 (Inception) to September 30, 2022
Net increase (decrease) in net assets resulting from operations	$4,725	$4,200
Weighted average shares of common stock outstanding - basic and diluted	8,981,057	4,578,943
Earnings (loss) per common share - basic and diluted	$0.53	$0.92
Note 10.  Income Taxes
Taxable income generally differs from net increase (decrease) in net assets resulting from operations due to temporary and permanent differences in the recognition of income and expenses, and generally excludes net unrealized gains or losses, as unrealized gains or losses are generally not included in taxable income until they are realized.
The Company makes certain adjustments to the classification of net assets as a result of permanent book-to-tax differences, which include differences in the book and tax basis of certain assets and liabilities, and nondeductible federal taxes or losses among other items. To the extent these differences are permanent, they are charged or credited to additional paid in capital or total distributable earnings (losses), as appropriate. There were $204,000 of permanent differences for the period from January 27, 2022 (Inception) to September 30, 2022.

Note 11.  Financial Highlights
The following are financial highlights for a common share outstanding for the period from January 27, 2022 (Inception) to September 30, 2022:

(Amounts in thousands, except share and per share amounts)	Period from January 27, 2022 (Inception) to September 30, 2022
Per share data:
Net asset value, beginning of period	$—
Net investment income (loss)(1)	0.84
Net realized and unrealized gain (loss) on investment transactions(1)	0.08
Total from operations	0.92
Impact of issuance of common stock	24.49
Total increase (decrease) in net assets	25.41
Net asset value, end of period	$25.41
Shares outstanding, end of period	12,012,698
Total return(2)(3)	1.6%
Ratios / supplemental data
Ratio of net expenses to average net assets(3)(4)(5)	3.3%
Ratio of net investment income (loss) to average net assets(3)(4)	2.2%
Net assets, end of period	$305,200
Weighted average shares outstanding	4,578,943
Total capital commitments, end of period	$479,000
Ratio of total contributed capital to total committed capital, end of period	62.8%
Portfolio turnover rate(6)	6.7%
Asset coverage ratio(7)	199.4%
(1)The per share data was derived using the weighted average shares outstanding during the period.
(2)Total return is calculated as the change in net asset value ("NAV") per share during the period, plus distributions per share, if any, divided by the opening NAV per share of $25.00.
(3)Not annualized.
(4)Average net assets are computed using the average balance of net assets at the end of each month of the reporting period, beginning with the first capital call on May 10, 2022.
(5)Ratio of net expenses to average net assets is computed using total expenses net of waivers from the Administrator, if applicable.
(6)Portfolio turnover rate is calculated using the lesser of total sales or total purchases over the average of the investments at fair value for the periods reported.
(7)Asset coverage ratio is equal to (i) the sum of (A) net assets at the end of the period and (B) total debt outstanding at the end of the period, divided by (ii) total debt outstanding at the end of the period.

Note 12.  Subsequent Events
The Company’s management evaluated subsequent events through the date of issuance of these consolidated financial statements. There have been no subsequent events that occurred that would require disclosure in, or would be required to be recognized in, these consolidated financial statements, except as discussed below.

On September 29, 2022, the Adviser issued a capital call notice to investors relating to the sale of 2,943,485 shares of the Company’s common stock for an aggregate offering price of $75.0 million. The sale closed on October 14, 2022.

On October 12, 2022, the Adviser issued a capital call notice to investors relating to the sale of 4,031,627 shares of the Company’s common stock for an aggregate offering price of approximately $103.0 million. The sale closed on October 26, 2022. After this sale, all capital commitments were called from current investors.

On November 9, 2022, the Company entered into subscription agreements with two additional investors for an aggregate commitment amount of $50.3 million bringing total fund commitments to $529.3 million. The Company issued a capital call notice to these investors for the full commitment of $50.3 million due on November 23, 2022. After this sale, all capital commitments were called from current investors.

On October 21, 2022, the Company terminated the Subscription Facility with Morgan Stanley Asset Funding Inc.

On October 28, 2022, Twin Brook Capital Funding XXXIII MSPV, LLC, as borrower (the “Borrower”), an indirect, wholly-owned subsidiary of AGTB Private BDC (the “Company”), entered into Amendment No. 1 of the MSPV Credit Facility, that increased the borrowing capacity by $200 million to an aggregate principal amount of $500 million, subject to availability under the borrowing base. With this amendment, the revolving loans will be subject to an interest rate, during the Reinvestment Period, of Term SOFR plus 2.50% per annum and thereafter, Term SOFR plus 3.00% per annum. The other material terms of the agreement were unchanged.